Exhibit 99.1

Contact:	Liz Werner (Investment Community)	Mark Herr (News Media)
	(O): (212) 770-7074	(O): (212) 770-3505
(C): (718) 685-9348
AIG REPORTS SECOND QUARTER 2011 NET INCOME OF $1.8 BILLION
Second Quarter 2011 After-Tax Operating Income of $1.3 Billion
     NEW YORK, August 4, 2011 — American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $1.8 billion and after-tax operating income of $1.3 billion for the quarter ended June 30, 2011, compared with a net loss of $2.7 billion and after-tax operating income of $793 million for the second quarter of 2010. The second quarter 2010 loss was primarily due to a $3.3 billion non-cash goodwill impairment charge included in discontinued operations. The diluted earnings per share were $1.00 for the second quarter of 2011, representing a return on equity of 8.3 percent, compared with a loss per share of $19.57 for the second quarter of 2010. The 2011 second quarter after-tax operating income per share was $0.69, a 6.3 percent return on equity, compared with after-tax operating income per share of $1.18 for the second quarter last year. Earnings per share for the current period reflect the 1.655 billion shares issued to the United States Treasury Department on January 14, 2011.
     “Our results for the second quarter demonstrate the hard work from employees across all of our business units and our unrelenting focus on performance,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “We also achieved a significant recapitalization milestone during the quarter with an $8.7 billion common stock offering, consisting of the issuance and sale of 100 million shares by AIG and the sale of 200 million shares at a profit by the U.S. Treasury. Our continued improving operating results should provide a catalyst for the U.S. Treasury to sell its shares at a profit for the taxpayers. Now that we have fully repaid our debt to the Federal Reserve, we are on the right path to demonstrate AIG’s long-term value as an investment-grade company independent of government support.”
Highlights
•	Chartis reported operating income of $789 million for the second quarter of 2011, compared to operating income of $955 million in the second quarter of 2010. Second quarter 2011 results include catastrophe losses of $539 million and reflect no significant prior year loss reserve development. Net premiums written increased 17.6 percent.

•	SunAmerica Financial Group (SunAmerica) operating income was $743 million for the second quarter of 2011, compared to $858 million in the second quarter of 2010. Net investment income was lower due to Maiden Lane II fair value changes compared to the second quarter of 2010, while base yields in the current quarter increased to 5.36 percent from 5.00 percent in the first quarter of 2011 with the redeployment of cash to other investments.

•	Financial Services reported an operating loss of $146 million for the second quarter of 2011, compared with operating income of $25 million in the second quarter of 2010. These results include an operating loss of $160 million from Capital Markets for the second quarter of 2011, compared to an operating loss of $145 million in last year’s second quarter, largely due to unrealized market valuation losses on the super senior credit default swap portfolio. International Lease Finance Corporation (ILFC) contributed operating income of $86 million for the second quarter of 2011, compared with operating income of $182 million last year.

•	AIG’s Parent and Other operations reported operating income of $344 million for the second quarter of 2011, compared to an operating loss of $131 million in the second quarter of 2010. The results include operating income of $13 million from Mortgage Guaranty operations for the second quarter of 2011 compared to operating income of $226 million in the second
180 Maiden Lane • New York, NY 10038

quarter of 2010. Additionally, AIG’s holding of AIA ordinary shares produced fair value income of $1.5 billion during the quarter, while the value of its holding in Maiden Lane III decreased $667 million from widening spreads on the underlying multi-sector CDO portfolio.

•	During the quarter, AIG reduced its tax exempt municipal bond portfolio by approximately $5 billion as part of its investment portfolio strategy. The U.S. municipal bond portfolio is composed primarily of essential service revenue bonds and high-quality tax-backed bonds with 97 percent of the portfolio rated ‘A’ or higher, and represented 9.47 percent of the investment portfolio.

•	On May 27, 2011, AIG and the Treasury Department completed a registered public offering of AIG Common Stock. AIG issued and sold 100 million shares of AIG Common Stock for aggregate net proceeds of approximately $2.9 billion and the Treasury Department sold 200 million shares of AIG Common Stock. As a result, the Series G Drawdown Right was terminated, the Series G Preferred Stock was cancelled and the Treasury Department ownership was reduced from approximately 92 percent to approximately 77 percent of the AIG Common Stock outstanding after the completion of the offering.

•	The active wind-down of the AIGFP derivatives portfolio was completed by the end of the second quarter of 2011. The remaining AIGFP derivatives portfolio consists predominantly of transactions AIG believes are of low complexity, low risk, supportive of AIG’s risk management objectives or not economically appropriate to unwind based on cost versus benefit analysis, although the portfolio may experience periodic mark-to-market volatility.

•	On July 27, 2011, AIG’s agreement to sell its 97.57 percent interest in Nan Shan Life Insurance Company, Ltd. (Nan Shan) to a Taiwan-based consortium for $2.16 billion in cash received final approval from the Taiwanese regulators. The sale is expected to close in the third quarter.

•	Total equity was $93.6 billion at June 30, 2011, and book value per share was $49.18, including the effect of shares issued August 1, 2011 for equity units.
AFTER-TAX OPERATING INCOME (LOSS) RECONCILIATION

Second Quarter Results			Per Diluted Share (1)
(in millions, except per share data)	2011	2010	2011	2010

Net income (loss) attributable to AIG	$1,840	$(2,656)	$1.00	$(19.57)

To compute after-tax operating income (loss), add losses and deduct gains (amounts are net of tax):
Realized capital gains (losses), net of SunAmerica DAC offset and taxes	6	(360)
Net gain (loss) on sale of divested businesses	(1)	93
Non-qualifying derivative hedging gains (losses)	28	(96)
FRBNY Credit Facility total amortization	—	(353)
Net income from divested businesses(2)	10	467
Deferred income tax valuation allowance (charge) release(3)	570	(576)
Net income (loss) from discontinued operations(4)	(49)	(2,624)

After-tax operating income attributable to AIG	$1,276	$793	$0.69	$1.18

(1)	2010 computation based on net income (loss) available to common shareholders after attribution of net income (loss) to Series C preferred shareholder. No attribution made in 2011 as a result of the completion of the Recapitalization.

(2)	Primarily AIA in 2010.

(3)	Tax valuation allowance attributable to continuing operations.

(4)	Second quarter 2011 discontinued operations include Nan Shan. Second quarter 2010 discontinued operations was comprised of AIG Star Life Insurance Co., Ltd., AIG Edison Life Insurance Company, American Life Insurance Company, American General Finance, Inc. and Nan Shan.

RECAP OF AFTER-TAX OPERATING INCOME

Second Quarter Results (in millions)	2011	2010

Continuing insurance pre-tax operating income:
Chartis	$789	$955
SunAmerica Financial Group	743	858

Sub-Total — Continuing Insurance	1,532	1,813

ILFC (reported in Financial Services segment)	86	182
Mortgage Guaranty (reported in Other)	13	226
Interest on third party debt	(420)	(484)
Other
Maiden Lane III	(667)	358
Corporate & Eliminations	(177)	(369)
Asset Management	92	303
Capital Markets	(160)	(145)
Financial Services — Other	(72)	(12)

Sub-Total — Ongoing Operations	227	1,872

AIA fair value income	1,521	—
FRBNY/Treasury interest and return on preferred interest	(141)	(720)
Other Noncontrolling Interest	(75)	(28)
Income tax (expense) / benefit	(256)	(331)

After-tax operating income attributable to AIG	$1,276	$793

RECAP OF AFTER-TAX OPERATING INCOME

Six Months Ended June 30, 2011 (in millions)	2011	2010

Continuing insurance pre-tax operating income:
Chartis	$326	$1,834
SunAmerica Financial Group	1,886	1,977

Sub-Total — Continuing Insurance	2,212	3,811

ILFC (reported in Financial Services segment)	203	126
Mortgage Guaranty (reported in Other)	26	299
Interest on third party debt	(847)	(959)
Other
Maiden Lane III	77	1,109
Corporate & Eliminations	(118)	(425)
Asset Management	580	293
Capital Markets	117	(231)
Financial Services — Other	(147)	(41)

Sub-Total — Ongoing Operations	2,103	3,982

AIA and MetLife fair value income	2,426	—
FRBNY/Treasury interest and return on preferred interest	(121)	(1,433)
Other Noncontrolling Interest	(19)	(160)
Income tax (expense) / benefit	(1,083)	(959)

After-tax operating income attributable to AIG	$3,306	$1,430

CHARTIS
     Chartis reported second quarter operating income before net realized capital gains (losses) of $789 million, compared to operating income of $955 million in the second quarter of 2010. Second quarter 2011 results included $539 million of catastrophe losses, including $348 million related to tornadoes in the Midwest, Southeastern and Northeastern regions of the United States; $84 million for U.S. floods and other storms; and $54 million related to the New Zealand earthquake in June, compared to $300 million in catastrophe losses in the second quarter of 2010. Chartis’ 2011 six-month operating income was adversely affected by the extraordinary level of catastrophe losses in 2011, including the $1.3 billion Tohoku earthquake and tsunami.
     The second quarter 2011 combined ratio was 104.0 compared to 102.0 in the second quarter of 2010. The current accident year combined ratio, excluding catastrophes, was 97.7, compared to 96.9 in the prior year period. The second quarter 2011 results reflect no significant prior year loss reserve development and no changes in the loss estimate related to the earthquake that occurred in Japan in March.
     Second quarter 2011 net premiums increased 2.4 percent and were essentially flat compared to last year, excluding Fuji and the impact of foreign exchange. When those items are included, worldwide net premiums increased 17.6 percent compared to the same period last year. U.S. pricing generally improved during the quarter, primarily driven by commercial property and workers’ compensation, while pricing on other lines was generally stable. Chartis’ retention continued to show positive trends.
     Chartis has made significant progress reorganizing its businesses to a more truly global commercial and consumer business. Chartis currently anticipates that it will complete its organization and operating design and related segment reporting changes in the third quarter of 2011.
SUNAMERICA FINANCIAL GROUP
     SunAmerica reported operating income of $743 million in the second quarter of 2011 compared to $858 million in the second quarter of 2010. Second quarter 2011 results were affected by reduced net investment income, driven by a $176 million lower fair market valuation of SunAmerica’s holding of ML II compared with income of $120 million in the second quarter of 2010. Excluding ML II, net investment income increased due to higher partnership income and the redeployment of $8.4 billion of cash and short-term investments to higher yielding fixed income securities, including certain ML II securities.
     Assets under management of $254.9 billion at the end of the second quarter increased 9 percent compared to $233.8 billion in the second quarter of 2010. Unrealized appreciation of investment securities totaled $4.6 billion compared to $4.1 billion at March 31, 2011.
     Premiums, deposits, and other considerations totaled $6.1 billion, a 23.7 percent increase compared to $5.0 billion last year, as both fixed annuities and variable annuity deposits showed significant improvements. Fixed annuity deposits increased 58 percent over the prior year as certain bank distributors negotiated a lower commission in exchange for a higher crediting rate which made SunAmerica offerings more attractive to policyholders. Variable annuity deposits were $832 million in the quarter, a 68 percent increase over the second quarter of 2010 due to competitive product enhancements, reinstatements during the last year at a number of key broker-dealers, increased wholesaler productivity, and improvements in the equity markets. Group retirement products and retail mutual fund deposits also increased 6 percent and 29 percent, respectively. Retail life insurance sales grew 16 percent over the second quarter of last year as product enhancements and efforts to re-engage independent distribution and improve productivity of the career agency force continue to produce results.

FINANCIAL SERVICES
     Financial Services reported a second quarter operating loss before net realized capital gains (losses) of $146 million, compared with operating income of $25 million in the second quarter of 2010.
     ILFC reported second quarter operating income of $86 million, compared to operating income of $182 million in the second quarter of 2010. During the second quarter of 2011, ILFC recorded rental revenues of $1.1 billion and depreciation expense of $459 million compared to rental revenues of $1.2 billion and depreciation expense of $480 million in the second quarter of 2010, due to a reduction in the size of ILFC’s aircraft fleet under operating leases as a result of the sales of aircraft during 2010 and 2011 and the impact of lower lease rates on used aircraft. ILFC recorded a $61 million loss on the extinguishment of debt and $42 million of impairment charges, fair value adjustments and lease-related charges in the current quarter. At June 30, 2011, ILFC had 933 aircraft in its fleet, compared to 946 at June 30, 2010.
     Capital Markets, whose active wind-down of the remaining AIGFP derivatives portfolio was completed as of June 30, 2011, reported a second quarter operating loss of $160 million, compared to an operating loss of $145 million in the second quarter of 2010. The results were primarily due to unrealized market valuation losses related to the super senior credit default swap portfolio, partially offset by improvement related to the net effect of changes in credit spreads on the valuation of Capital Markets derivative assets and liabilities as well as lower operating expenses.
Active wind-down of AIGFP derivatives portfolios:
•	The notional amount of the AIGFP derivatives portfolio was reduced 42 percent from $341.3 billion, including $59.9 billion of super senior credit default swap contracts, at December 31, 2010 to $198.4 billion, including $29.1 billion of super senior credit default swap contracts, at June 30, 2011. The notional amount at June 30, 2011 and December 31, 2010 excludes approximately $8 billion and $11.5 billion of intercompany derivatives, respectively.
•	The number of outstanding trade positions has been reduced by approximately 1,700, or 44 percent, from approximately 3,900 at December 31, 2010, to approximately 2,200 at June 30, 2011. The June 30, 2011 trade count excludes approximately 4,800 trade positions that are non-derivative asset and liability positions, the management of which was transferred to AIG’s Direct Investment book in 2010.
PARENT & OTHER
     AIG’s Parent and Other operations reported second quarter operating income of $344 million, compared to an operating loss of $131 million in the second quarter of 2010. Holdings of AIA ordinary shares produced income of $1.5 billion during the quarter, as this position is recorded at fair value based on the June 30, 2011 closing price on the Hong Kong Stock Exchange. Unallocated corporate expenses totaled $261 million in the quarter compared to $761 million in the second quarter of 2010, which included a significant litigation reserve. AIA’s results were consolidated with those of AIG in the second quarter of 2010.
     Mortgage Guaranty reported operating income of $13 million for the second quarter of 2011, compared to operating income of $226 million in the second quarter of 2010. The results for the 2010 quarter reflect $232 million of favorable loss reserve development. For the current quarter, newly reported delinquent loans continued to decline, although overturns of previous rescissions rose.
     AIG’s Direct Investment book had second quarter operating income of $93 million before net realized capital gains (losses) compared to operating income of $307 million in the second quarter of 2010, with the lower income primarily driven by substantially wider credit spreads this quarter.

     The fair value of AIG’s interest in Maiden Lane III decreased $667 million during the second quarter, compared with an increase of $358 million in the second quarter of 2010, due to wider credit spreads on U.S. housing-related assets in the current quarter. Estimates of future cash flows supporting the recovery of AIG’s investment and share of the residual interests remained steady.
Conference Call
     AIG will host a conference call tomorrow, August 5, 2011, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at http://www.aig.com. A replay will be available after the call at the same location.
     Additional supplementary financial data is available in the Investor Information section at www.aig.com.
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     It should be noted that the conference call (including the conference call presentation material), this earnings release and the financial supplement may include projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things: the timing of the disposition of the ownership position of the United States Department of the Treasury (“the Treasury Department”) in AIG; the timing and method of repayment of the preferred interests in AIA Aurora LLC held by the Treasury Department; AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets, state and municipal bond issuers, and sovereign bond issuers; AIG’s strategy for risk management; AIG’s ability to retain and motivate its employees; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share long-term aspirational goals; AIG’s strategy to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include: actions by credit rating agencies; changes in market conditions; the occurrence of catastrophic events; significant legal proceedings; concentrations in AIG’s investment portfolios, including its municipal bond portfolio; judgments concerning casualty insurance underwriting and reserves; judgments concerning the recognition of deferred tax assets; judgments concerning the recoverability of ILFC’s fleet of aircraft; and such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of AIG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, in Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, throughout Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2010. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
     American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.

Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the second quarter 2011 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of the effect of tax benefits not obtained for losses incurred, results from divested businesses, discontinued operations, amortization of the FRBNY prepaid commitment fee asset, the recognition of other-than-temporary impairments, restructuring-related activities, conversion of the Series C, E and F Preferred Stock, realized capital gains (losses), net of SunAmerica DAC offset, partnership income, other enhancements to income, the effect of non-qualifying derivative hedging activities, the effect of goodwill impairments, credit valuation adjustments, unrealized market valuation gains (losses), the effect of catastrophe-related losses and prior year loss development, asbestos losses, foreign exchange rates, deferred income tax valuation allowance charges or credits, and the bargain purchase gain on the Fuji acquisition.
     In all such instances, AIG believes that excluding these items permits investors to better assess the performance of AIG’s underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other-than-temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes it should present and discuss its financial information in a manner most meaningful to its financial statement users. Underwriting profit (loss) is utilized to report results for Chartis operations. Operating income (loss), which is before net realized capital gains (losses) and related DAC and sales inducement asset (SIA) amortization and goodwill impairment charges, is utilized to report results for SunAmerica Financial Group (SunAmerica) operations. Results from discontinued operations and net gains (losses) on sales of divested businesses are excluded from these measures. AIG believes that these measures allow for a better assessment and enhanced understanding of the operating performance of each business by highlighting the results from ongoing operations and the underlying profitability of its businesses. When such measures are disclosed, reconciliations to GAAP pre-tax income are provided.
     Life and retirement services production (premiums, deposits and other considerations and life insurance CPPE sales) is a non-GAAP measure which includes life insurance premiums, deposits on annuity contracts and mutual funds. AIG uses this measure because it is a standard measure of performance used in the insurance industry and thus allows for more meaningful comparisons with AIG’s insurance competitors.
     In light of the company’s significant divestiture and restructuring-related activities, AIG revised its definition of after-tax operating income (loss) (formerly adjusted net income) in the fourth quarter of 2010. AIG revised the definition in order to present and discuss its financial information in a manner most meaningful to financial statement users. AIG’s definition of after-

tax operating income (loss) was revised to exclude income (loss) from divested businesses that did not qualify for discontinued operations accounting treatment, amortization of the FRBNY prepaid commitment fee asset, goodwill impairment charges arising from divestiture-related activities, the DAC offset associated with net realized capital gains (losses) for SunAmerica, and deferred income tax valuation allowance charges and releases.
     AIG believes that this revised measure of after-tax operating income (loss) permits a better assessment and enhanced understanding of the operating performance of its businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses, without the distortive effects of the highly unusual events that have affected AIG since 2008. In addition, the DAC offset adjustment is a common adjustment for non-GAAP operating financial measures in the life insurance industry, and is a better measure of how AIG assesses the operating performance of SunAmerica’s operations.
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American International Group, Inc.
Financial Highlights*
(in millions, except share data)

	Three Months Ended June 30,			Six Months Ended June 30,
			% Inc.			% Inc.
	2011	2010	(Dec.)	2011	2010	(Dec.)
Chartis Insurance Operations:
Net Premiums Written	$9,167	$7,792	17.6%	$18,333	$15,436	18.8%

Net Premiums Earned	9,033	7,733	16.8	17,684	15,374	15.0
Claims and claims adjustment expenses incurred	6,680	5,575	19.8	14,436	11,034	30.8
Underwriting expenses	2,706	2,316	16.8	5,243	4,690	11.8

Underwriting profit (loss)	(353)	(158)	(123.4)	(1,995)	(350)	(470.0)
Net Investment Income	1,142	1,113	2.6	2,321	2,184	6.3

Operating Income	789	955	(17.4)	326	1,834	(82.2)
Net Realized Capital Gains (a)	39	58	(32.8)	86	195	(55.9)
Bargain Purchase Gain (b)	—	—	—	—	332	—

Pre-tax Income	828	1,013	(18.3)	412	2,361	(82.5)
Loss Ratio	74.0	72.1		81.6	71.8
Expense Ratio	30.0	29.9		29.6	30.5

Combined Ratio	104.0	102.0		111.2	102.3

SunAmerica Financial Group Operations:
Premiums	662	658	0.6	1,283	1,325	(3.2)
Policy fees	682	657	3.8	1,366	1,305	4.7
Deposits and other considerations not included in revenues under GAAP	4,800	3,653	31.4	9,721	7,075	37.4

Premiums, deposits and other considerations	6,144	4,968	23.7	12,370	9,705	27.5
Net Investment Income	2,461	2,628	(6.4)	5,215	5,335	(2.2)
Operating Income	743	858	(13.4)	1,886	1,977	(4.6)
Amortization (expense) benefit of DAC, VOBA, and SIA related to net realized capital gains (losses)	(59)	196	—	(42)	200	—
Net Realized Capital Gains (Losses) (a)	91	(966)	—	(129)	(1,762)	92.7

Pre-tax Income	775	88	780.7	1,715	415	313.3

Financial Services Operations:
Operating Income (Loss)	(146)	25	—	173	(146)	—
Net Realized Capital Gains (Losses) (a)	3	(1)	—	9	(32)	—

Pre-tax Income (Loss)	(143)	24	—	182	(178)	—

Other Operations, before Net Realized Capital Gains (Losses)	344	(131)	—	(1,423)	(93)	(1,430.1)
Other Operations, Net Realized Capital Gains (Losses) (a)	(27)	395	—	(465)	560	—
Consolidation and Elimination Adjustments (a)	29	112	(74.1)	5	77	(93.5)

Income from Continuing Operations before Income Tax Expense (Benefit)	1,806	1,501	20.3	426	3,142	(86.4)
Income Tax Expense (Benefit)	(288)	1,005	—	(488)	558	—

Income from Continuing Operations	2,094	496	—	914	2,584	(64.6)
Income (Loss) from Discontinued Operations, net of income tax expense	(37)	(2,611)	98.6	1,616	(2,268)	—

Net Income (Loss)	2,057	(2,115)	—	2,530	316	700.6
Less:
Net Income from Continuing Operations Attributable to Noncontrolling Interests:
Noncontrolling Nonvoting, Callable, Junior and Senior Preferred
Interests	141	508	(72.2)	393	1,027	(61.7)
Other	64	20	220.0	9	139	(93.5)

Total Net Income from Continuing Operations Attributable to Noncontrolling Interests	205	528	(61.2)	402	1,166	(65.5)
Net Income from Discontinued Operations Attributable to Noncontrolling interests	12	13	(7.7)	19	23	(17.4)

Total net income attributable to noncontrolling interests	217	541	(59.9)	421	1,189	(64.6)

Net Income (Loss) Attributable to AIG	1,840	(2,656)	—	2,109	(873)	—

Net Income (Loss) Attributable to AIG Common Shareholders	$1,840	$(2,656)	—%	$1,297	$(176)	—%

Financial Highlights -continued

	Three Months Ended June 30,			Six Months Ended June 30,
			% Inc.			% Inc.
	2011	2010	(Dec.)	2011	2010	(Dec.)
Net Income (Loss) Attributable to AIG	$1,840	$(2,656)	—%	$2,109	$(873)	—%
Income (Loss) from Discontinued Operations Attributable to AIG, net of tax	(49)	(2,624)	98.1	1,597	(2,291)	—
Net Gain (Loss) on Sale of Divested Businesses, net of tax	(1)	93	—	(48)	17	—
Net Income from Divested Businesses, net of tax	10	467	(97.9)	16	951	(98.3)
Deferred Income Tax Valuation allowance (charge) / release	570	(576)	—	7	245	(97.1)
Amortization of FRBNY prepaid commitment fee asset, net of tax	—	(353)	—	(2,358)	(768)	(207.0)
Net Realized Capital Gains (Losses)	44	(487)	—	(343)	(716)	52.1
SunAmerica DAC offset related to Net Realized Capital Gains(Losses)	(38)	127	—	(27)	130	—
Non-qualifying Derivative Hedging Gains (Losses) , net of tax	28	(96)	—	(41)	(203)	79.8
Bargain Purchase Gain	—	—	—	—	332	—

After-Tax Operating Income Attributable to AIG	$1,276	$793	60.9	$3,306	$1,430	131.2

Income (Loss) Per Common Share — Diluted:
Net Income (Loss) Attributable to AIG Common Shareholders	$1.00	$(19.57)	—	$0.76	$(1.30)	—

After-Tax Operating Income Attributable to AIG Common Shareholders	$0.69	$1.18	(41.5)%	$1.95	$2.13	(8.5)

Book Value Per Common Share on AIG Shareholders’ Equity (c)				$48.83	$558.56	(91.3)
Pro forma Book Value Per Common Share on AIG Shareholders’ Equity (d)				$49.18	$45.25	8.7%

Return on equity	8.3%	—		4.8%	—
Return on equity — After-tax operating income (e)	6.3%	4.7%		8.3%	4.3%
Financial Highlights — Notes

*	Including reconciliation in accordance with Regulation G.

(a)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.

(b)	Represents a bargain purchase gain related to the purchase of additional voting shares of Fuji.

(c)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding.

(d)	In 2010, Pro-forma book value per common share computation gives effect to the Recapitalization.

(e)	Computed using adjusted shareholders’ equity, which excludes Accumulated other comprehensive income.